EXHIBIT 5.1

                       OPINION OF NASCHITZ, BRANDES & CO.

               NASCHITZ, BRANDES & CO., ADVOCATES 5 TUVAL STREET,
                 TEL-AVIV 67897 ISRAEL TEL. 972-3-623-5000 FAX.
                                 972-3-623-5005

               BRANCH OFFICE: 2 PAL-YAM AVENUE, CITY WINDOWS,OREN
              BUILDING,HAIFA 33095 ISRAEL TEL. 972-4-864-4433 FAX.
                                 972-4-864-4833

                                  WWW.NBLAW.COM


                             Tel-Aviv, July 4, 2005

LanOptics Ltd.
1 Hatamar Street
Yokneam 20692
Israel

Ladies and Gentlemen:

     We refer to the registration statement on Form F-3 to be filed by LanOptics Ltd., an Israeli company (the "Company"), on or about July 5, 2005, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates to the offering by the selling shareholders, as described in the Registration Statement, of up to 1,006,486 Ordinary Shares, nominal value NIS 0.02 per share, of the Company (the "Shares").

     As special Israeli counsel to the Company in connection with the offering of the Shares pursuant to the Registration Statement, we have examined such corporate records and documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion.

     Upon the basis of such examination, we are of the opinion that the Shares have been duly authorized for issuance under the law of Israel, have been validly issued and are fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement and elsewhere in the Registration Statement and Prospectus.

                                            Very truly yours,

                                            /s/Naschitz, Brandes & Co.

                                            Naschitz, Brandes & Co.